Exhibit 99.1

Eton Pharmaceuticals Announces CFO Succession Plan

●	Experienced pharmaceutical executive Judith M. Matthews to assume CFO role on June 1st

DEER PARK, Ill., April 16, 2026 (GLOBE NEWSWIRE) -- Eton Pharmaceuticals, Inc. (“Eton” or the “Company”) (Nasdaq: ETON), an innovative pharmaceutical company focused on developing and commercializing treatments for rare diseases, today announced the appointment of Judith “Judy” Matthews as Executive Vice President, Accounting and Finance. Ms. Matthews will assume the role of Chief Financial Officer effective June 1, 2026.

The Company’s current Chief Financial Officer, James Gruber, will then step down as part of a planned succession. To ensure a seamless transition, Mr. Gruber will remain in his role through May 31, 2026, and will subsequently enter into a six-month consulting agreement with the Company.

“We are pleased to welcome Judy to Eton and believe she will be a valuable addition as we enter our next chapter of growth. She brings deep experience leading finance in growth-focused pharmaceutical companies,” said Sean Brynjelsen, CEO of Eton Pharmaceuticals. “On behalf of the entire Company, I want to thank James for his contributions and dedication over the last four years. He provided exceptional leadership to our finance department through a period of rapid growth and numerous product integrations.”

“Eton’s unique model and impressive execution have set it apart in the industry. I am excited to be joining the organization at such a pivotal time, and I look forward to partnering with the team on the mission to build the largest rare disease portfolio in the United States build Eton into the leading rare disease company in the United States,” said Judy Matthews, Executive Vice President, Accounting and Finance.

Ms. Matthews brings more than 25 years of finance leadership experience, including significant experience at fast-growing pharmaceutical and biotechnology companies. Prior to joining Eton, she served as Chief Financial Officer of Iterum Therapeutics plc from 2015 to 2026. Previously, she was Vice President of Finance at Durata Therapeutics until its acquisition by Actavis plc.

Ms. Matthews holds a B.A. in Accounting from the University of Illinois at Urbana-Champaign and a Master of Management in Finance and Marketing from the Kellogg School of Management at Northwestern University.

About Eton Pharmaceuticals

Eton is an innovative pharmaceutical company focused on developing and commercializing treatments for rare diseases. The Company currently has ten commercial rare disease products: KHINDIVITM, INCRELEX®, ALKINDI SPRINKLE®, DESMODA™, GALZIN®, HEMANGEOL®, PKU GOLIKE®, Carglumic Acid, Betaine Anhydrous, and Nitisinone. The Company has four additional product candidates in late-stage development: Amglidia®, ET-700, ET-800 and ZENEO® hydrocortisone autoinjector. For more information, please visit our website at www.etonpharma.com.

Investor Relations:
Lisa M. Wilson, In-Site Communications, Inc.
T: 212-452-2793

E: lwilson@insitecony.com